Exhibit 10.1

AMENDMENT OF EXECUTIVE AGREEMENT

This Amendment of Executive Agreement (the “Amendment”) is entered into between Xoom Corporation, a California corporation (the “Company”), and                         (the “Executive”), and is effective this 1st day of July, 2015.

WHEREAS, the Company and the Executive previously have entered into an Executive Agreement dated as of                           (the “Agreement”);

WHEREAS, pursuant to the Agreement and Plan of Merger among PayPal, Inc., a Delaware corporation (“PayPal”), Timer Acquisition Corp., a Delaware corporation and wholly owned subsidiary of PayPal (“Merger Sub”), the Company, and, for certain purposes, PayPal Holdings, Inc., a Delaware corporation and the sole stockholder of PayPal, entered into concurrently herewith (the “Merger Agreement”), Merger Sub will be merged with and into the Company, causing the Company to become a wholly owned subsidiary of PayPal (the “Merger”), subject to the terms and conditions set forth in the Merger Agreement; and

WHEREAS, as a condition to, and in consideration of, the Merger, the Executive and the Company desire to amend the Agreement to revise the Agreement’s definition of “Good Reason.”

NOW, THEREFORE, in consideration of the Merger, including the Merger proceeds and other rights and benefits to which the Executive shall become entitled in connection with the Merger, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and contingent upon consummation of the Merger, Section 3(e) of the Agreement is hereby amended, subject to, and effective upon, the consummation of the Merger, by deleting the second sentence thereof, and inserting the following in its place:

“For purposes of this Agreement, “Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events: (i) a demotion or any material diminution of the Executive’s position, authority,  duties or responsibilities, but excluding (A) any actual or perceived demotion or diminution that results from the Executive having a position, authority, duties or responsibilities after a Change in Control with respect to a division or line of business, rather than a substantially comparable position, authority, duties or responsibilities with respect to the Company’s successor or acquirer, and (B) any change in the reporting structure of the Company or its successor or acquirer; (ii) a requirement that the Executive report to work outside of the San Francisco Bay Area, which for the avoidance of doubt is the area that runs from the city of San Francisco south to and including the city of San Jose (not including normal business travel required of the Executive’s position and which is substantially comparable to the business travel historically required of the Executive); (iii) a material reduction in the Executive’s Base Salary, bonus opportunity or benefits, except for an across-the-board reduction affecting all or substantially all senior executives of the Company and which is implemented before a Change in Control occurs; or (iv) the material breach of this Agreement by the Company.”

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement as of the date set forth above.

Executive	Xoom Corporation

By:
Title:

Date:	Date:

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